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Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 16, 2002, relating to the financial statements and financial highlights which appears in the November 30, 2001 Annual Report to Shareholders of AllianceBernstein Utility Income Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Shareholder Services - Statements and Reports", "General Information - Independent Accountants" and "Report of Independent Accountants and Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York 10036
March 28, 2002


































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